Exhibit 99.1

ANALYSIS OF PROJECTED YIELD


  This presentation contains an analysis of the projected yield on the Company's mortgage investments as of March 31, 1994, under the specific assumptions set forth herein. This presentation does not seek to predict, nor should it be interpreted as a prediction of, the actual present or future yield on such investments since the actual interest rates and prepayment rates in the future will be different than those assumed in any of the projected scenarios. Capitalized terms used herein and not defined herein shall have the respective meanings assigned to them in the Glossary.

  Resource Mortgage invests a portion of its equity in a portfolio of mortgage investments. These investments include mortgage loans and mortgage securities subject to collateralized mortgage obligations (CMOs), adjustable-rate mortgage securities, fixed-rate mortgage securities, other mortgage securities and participations in mortgage warehouse lines of credit.

  The Company has pursued its investment strategy of concentrating on its mortgage conduit activities in order to create investments for its portfolio with attractive yields and also to benefit from potential securitization income. Through its single-family mortgage conduit activities the Company purchases mortgage loans from approved mortgage companies, savings and loan associations and commercial banks; in its multi-family conduit activities, the Company originates the loans directly. When a sufficient volume of loans is accumulated, the Company securitizes these mortgage loans through the issuance of mortgage-backed securities. The mortgage-backed securities are structured so that substantially all of the securities are rated in one of the two highest categories (i.e. AA or AAA) by at least one of the nationally recognized rating agencies.

  The yield on the Company's investment portfolio is influenced primarily by
(i) prepayment rates on the underlying mortgage loans, (ii) the level of short-term interest rates and (iii) the relationship between short-term financing rates and adjustable-rate mortgage yields. The following analysis provides a projection of the yield of the Company's investment portfolio in variety of interest rate and prepayment rate environments. The Company's investment strategy is to create a diversified portfolio of mortgage securities that in the aggregate generate stable income in a variety of interest rate and prepayment rate environments. For purposes of this analysis only, certain of the Company's assets and liabilities have been excluded, and certain liability balances have been reduced to better reflect the Company's net investment in its investment portfolio.

Summary of Mortgage Investments

  For purposes of calculating the projected yield, the Company calculates its net investment in its mortgage investments as of March 31, 1994 and December 31, 1993 and can be summarized as follows (amounts in thousands):

                                          March 31,     December 31,
                                            1994 (2)       1993
                                          ---------    ------------

Collateral for CMOs, net of CMO
liabilities                                $    3,346  $     8,403
                                            ---------  -----------

Adjustable-rate mortgage securities,
   net  (1)                                   140,479      132,401
                                            ---------  -----------

Fixed-rate mortgage securities, net (1)        14,216       14,520
                                            ---------  -----------

Other mortgage securities:
  Mortgage residual interests                  41,501       22,900
                                           -----------  -----------
  Mortgage derivative securities               38,023       37,494
                                           -----------  -----------

     Other mortgage securities subtotal        79,524       60,394
                                           -----------  -----------

Mortgage warehouse participations,
  net of related liabilities                    9,081        9,393
                                           -----------  ------------

          Net investment                    $ 246,646    $ 225,111
                                            ==========   ==========

(1) Net of repurchase borrowings and discounts recorded by the Company to compensate for certain risks on mortgage securities collateralized by mortgage loans purchased by the Company for which mortgage pool insurance is used as the primary source of credit enhancement. At March 31, 1994 the discount totaled $16.4 million on adjustable-rate mortgage securities and $2.0 million on fixed-rate mortgage securities. Amounts exclude certain first-loss class securities retained by the Company from mortgage securties for which a senior/ subordinated security structure is used as a primary source of credit enhancement.

(2) Amounts exclude adjustments related to unrealized gains and losses on available-for-sale mortgage investments in accordance with the Statement of Financial Accounting Standards No.115.

  The following tables list the Company's various investments (and related information) as of March 31, 1994 that were used in the calculation of the projected yield.

Collateral Pledged to Secure CMOs
(Dollars in thousands)
                          Type of         Weighted
                          Mortgage        Average         Net
Series                    Collateral    Coupon Rate (1) Investment (2)

MCA1, Series 1             Loans (3)        8.97         (3,043)
RAC Four, Series 77        Loans            9.55          1,690
RMSC Series 89-4A          Loans           10.60            257 (89-4A&B)
RMSC Series 89-4B          Loans           10.59
RMSC Series 91-2           Loans            9.81            909
RMSC Series 92-12          Loans            8.10          1,333
RMSC, 4 Misc. Series       Loans           11.18										   46
RAC Four, 26 Misc. Series  Various          9.90          2,154
                                                          ------

    Total                                                $ 3,346
                                                         =========

- ---------------------

(1) Based on the weighted average coupons of the underlying mortgage loans or mortgage certificates when the CMOs were issued and the current principal balances of such mortgage collateral. This information is presented as of December 31, 1993.

(2) Equal to the outstanding principal balance of the mortgage collateral plus unamortized discounts, premiums, accrued interest receivable and deferred issuance costs, and net of bond principal, discounts, premiums and accrued interest payable as of March 31, 1994.

(3)  Multi-family loans.

Adjustable-Rate Mortgage Securities
(Dollars in thousands)
                                   Remaining
                                  Principal     Interest       Net
Description (1)                Balance (2)    Rate (3)    Investment (4)
- --------------                ------------   ---------    --------------

FNMA Pools, various                $ 376,290   3.78-5.23%(A)  $   21,594
FNMA and FHLMC Pools, various        136,372   3.85-5.61 (B)       7,920
FNMA and FHLMC Pools, various          6,136   3.85-5.61 (C)         347
LIBOR ARM Trust 1991-19, Class B       40,01        5.60 (A)       2,298
LIBOR ARM Trust 1992-1, Class B       40,350        5.55 (A)       2,223
LIBOR ARM Trust 1992-4, Class B       59,940        5.57 (A)       3,314
LIBOR ARM Trust 1992-6, Class B       70,109        5.61 (A)       3,994
LIBOR ARM Trust 1992-8, Class B      105,208        5.54 (A)       6,018
LIBOR ARM Trust 1992-10, Class B      32,945        5.50 (A)       1,884
RMSC, AHF 1989-1 Trust, Class A-2      7,051        5.61 (B)         399
RMSC, Series 1991-5                   55,445        6.26 (A)       3,058
RMSC, Series 1991-7, Class B          48,003        5.85 (A)       2,767
RMSC, Series 1991-11                  69,160        5.70 (A)       3,961
RMSC, Series 1991-12, Class B         45,983        5.65 (A)       2,639
RMSC, Series 1991-15, Class B         39,972        5.73 (A)       2,293
RMSC, Series 1991-16, Class B         57,109        5.82 (A)       3,275
RMSC, Series 1991-17, Class B         39,523        5.63 (A)       2,269
RMSC, Series 1992-5                   81,407        5.74 (A)       4,665
RTC M-1, A-4                             410        7.01 (C)          23
RTC M-6, A-1, A-2                     40,238  5.59, 5.68 (C)       2,326
SMSC, Series 1992-1, Class B           5,000        5.55 (A)         285
SMSC, Series 1992-4, Class B          55,900        5.47 (A)       3,157
SMSC, Series 1992-6, Class B          60,193        5.41 (A)       3,415
SMSC, Series 1993-1, Class B-1, B-2    9,963  5.59, 5.53 (A)         570
SMSC, Series 1993-3, Class A-2, B-2  112,103        5.55 (A)       6,410
SMSC, Series 1993-5, Class A-2, B-2   67,169        5.29 (A)       3,866
SMSC, Series 1993-6, Class B          16,951        5.11 (A)         971
SMSC, Series 1993-7, Class B          30,147        4.99 (A)       1,725
SMSC, Series 1993-9, Class A-2, B-2   96,560        4.74 (A)       5,563
SMSC, Series 1993-11                 147,681        3.66 (A)       8,530
SMSC, Series 1994-1, Class A, B       98,082        3.89 (A)       5,652
SMSC, Series 1994-3, Class M          44,121        4.00 (A)       2,380
LIBOR Cap Agreements (5)                                          20,688
                                                                 -------

                                              Total            $ 140,479
                                                                ========

(A)  Index - Six-month LIBOR
(B)  Index - 1-yr CMT
(C)  Index - COFI

(1) All the "Class B" adjustable-rate mortgage securities were created from the Company's mortgage conduit operations, and represent a AA rated class that is subordinated to AAA rated class(es) within the security offering.

(2)  As of March 31, 1994.

(3)  Pass-through rate as of March 31, 1994.

(4) Equal to the outstanding principal balance of the adjustable-rate mortgage securities, plus any unamortized premiums and net of any unamortized discounts, less repurchase borrowings, if any, calculated at 94% of such amount.

(5) The Company has purchased various LIBOR cap agreements in regard to the adjustable-rate mortgage securities. Pursuant to the cap agreements, the Company will receive additional cash flows should six-month LIBOR increase above certain levels as specified below.

                                               Notional Amount  Cap Rate
                                               ---------------  --------

Cap agreements expiring between 2001 and 2002      230,500      11.50%
Cap agreements expiring between 2001 and 2002      108,000      10.50%
Cap agreements expiring in 1999                    235,000      10.00%
Cap agreements expiring between 2000 and 2003      490,000       9.50%
Cap agreements expiring between 2002 and 2004      525,000       9.00%
                                               -----------
                                               $ 1,588,500
                                                ===========

Fixed-rate Mortgage Securities
(Dollars in thousands)

                                Remaining
                                Principal  Interest      Net
Description                   Balance (1)  Rate        Investment (2)
- -----------                   -----------  ---------   --------------

Citibank, Series 1990-B,
  Class B-5                  $   1,172      9.60 %      $     720
RMSC, various series            21,004      8.19            1,285 (3)
RMSC, various series             3,517     10.02              227 (3)
RMSC, Series 91-2,Class 2-B (4) 11,672     10.00            1,513 (3)
SMSC, Series 1993-3,
  Class A-1, B-1 (4)            82,364      6.75            5,103 (3)
SMSC, Series 1993-5,
 Class A-1, B-1 (4)             53,262      6.51            3,293 (3)
SMSC, Series 1993-9,
 Class A-1, B-1 (4)             32,240      6.09            1,993 (3)
LIBOR Cap Agreements(5)                                        82
                                                         --------

                                             Total     $   14,216
                                                        ==========


(1)  As of March 31, 1994.

(2) Equal to the outstanding principal balance of the securities, plus any unamortized premiums and net of any unamortized discounts at March 31, 1994.

(3) Equal to the outstanding principal balance of the securities, plus any unamortized premiums and net of any unamortized discounts, less the associated repurchase agreement borrowings at March 31, 1994.

(4)  These series become adjustable-rate in 1995-1998.

(5) The Company has purchased various LIBOR cap agreements in regard to the repurchase borrowings on SMSC Series 1993-3, Series 1993-5 and Series 1993-9. Pursuant to the cap agreements, the Company will receive additional cash flows should six-month LIBOR increase above certain levels ranging from 6.58%-6.75%. The aggregate notional amount of these cap agreements was $16 million at March 31, 1994.

Other Mortgage Securities
(Dollars in thousands)

  Other Mortgage Securities are comprised of mortgage residual interests and mortgage derivative securities as set forth below.

Mortgage residual interests:
                      Type of             Weighted
                     Mortgage    Percent  Average Net       Net
Series              Collateral   Owned    Coupon Rate (1)  Investment (2)
- ------              ----------   -------  ---------------  --------------

FNMA REMIC Trust
 1988-22              FNMA        40.00 %      9.50 %      $   1,585
GMS, Series 1994-1    FNMA       100.00        3.76            2,032
GMS, Series 1994-2    FHLMC      100.00        4.11            3,280
GMS, Series 1994-3    FHLMC      100.00        3.93            2,739
LIBOR ARM Trust
 1991-19             Loans       100.00        5.60              298
LIBOR ARM Trust
  1992-1             Loans       100.00        5.46              329
LIBOR ARM Trust
  1992-4             Loans       100.00        5.51              374
ML Trust XI          FHLMC        49.00        8.50              739
NMF, Series 1994-1   FNMA        100.00        3.83            6,281
NMF, Series 1994-2   FHLMC       100.00        3.80            1,654
NMF, Series 1994-3   FHLMC       100.00        3.90            2,538
RAC Four, Series 39  FHLMC        49.90       10.20              487
RAC Four, Series 62  GNMA         30.00       10.00              451
RAC Four, Series 73  GNMA         55.00       11.50            4,637
RAC Four, Series 74  GNMA         23.60       10.50            1,759
RAC Four, Series 75  GNMA         36.00        9.50            1,336
RAC Four, 22
 Misc. Series     Various       Various       11.54              400
RMSC, Series 1991-7  Loans       100.00        6.01              436
RMSC, Series 1991-12 Loans       100.00        6.59               21
RMSC, Series 1991-15 Loans       100.00        6.67              106
RMSC, Series 1991-16 Loans       100.00        6.79                5
RMSC, Series 1991-17 Loans       100.00        5.62               97
Shearson Lehman,
 Series K            FNMA         50.00       10.00              181
LCPI              Various        100.00        9.00            9,647
LIBOR Cap Agreements (3)                                          89
                                                               ------

        Total                                               $ 41,501
                                                            =========


- --------------------

(1) Based on the weighted average coupons of the underlying mortgage loans or mortgage certificates when the mortgage securities were issued and the current principal balances of such mortgage collateral. This information is presented as of December 31, 1993.

(2) Equal to the amortized cost of the mortgage residual interests as of March 31, 1994.

(3) The Company has purchased LIBOR cap agreements through June 1994 in regard to portions of the exposure to higher short-term interest rates of certain of the mortgage residual interests. These cap agreements reduce the Company's risk should one-month LIBOR exceed 8.50%. The aggregate notional amount of these cap agreements was $150 million at March 31, 1994.
      Other Mortgage Securities (continued)

Mortgage derivative securities:               Weighted
                                  Type of     Average
                  Type of         Mortgage    Net Coupon   Net
Description       Securities (1)  Collateral  Rate (2)     Investment (3)
- -----------       --------------  ----------  -----------  --------------

Chemical, Series 1988-4  I/O       Loans       9.82 %       $      92
FNMA Trust 29            I/O       GNMA        9.50             8,580
FNMA Trust 151           I/O       FNMA       10.00             1,677
Interest-only strips,
 various                 I/O       Loans     Various            5,432
LIBOR ARM Trust 1992-8,
 Class I                 I/O       Loans       5.54               789
LIBOR ARM Trust 1992-9,
 Class I                I/O        Loans       5.46               561
LIBOR ARM Trust 1992-10,
 Class I                I/O        Loans       5.41               474
Principal-only strips,
 various                P/O        Loans     Various            4,281
RMSC, Series 89-6, 6F   I/O        Loans      10.62               281
RMSC, Series 1989-7A,
 A-2                    I/O        Loans      10.33                70
RMSC, Series 1989-7B,
 B-2                    I/O        Loans      10.39               154
RMSC, Series 1991-14,
  Class 14-P            P/O        Loans       9.77               146
RMSC, Series 1991-16,
 Class I                I/O        Loans       5.79               266
RMSC, Series 1991-20,
  Class P               P/O        Loans       8.96               254
RMSC, Series 1992-2,
  Class I               I/O        Loans       9.07             3,500
RMSC, Series 1992-2,
 Class P                P/O        Loans       8.47                46
RMSC, Series 1992-18,
 Class P                P/O        Loans       8.18               148
RMSC, Series 1992-18,
 Class X                I/O        Loans       8.18             1,232
SMSC, Series 1992-1,
 Class I                I/O        Loans       5.46               478
SMSC, Series 1992-2,
 Class I                I/O        Loans       5.53               527
SMSC, Series 1992-3,
 Class I                I/O        Loans       5.56               259
SMSC, Series 1992-4,
 Class I                I/O        Loans       5.46               288
SMSC, Series 1993-8,
 Class 1I, 2I           I/O        Loans       7.97             1,271
SMSC, Series 1993-10,
 Class I                I/O        Loans       7.72             2,843
SMSC, Series 1994-4,
 Class 1I, 2I           I/O        Loans       7.09             4,374
                                                               -------

          Total                                              $ 38,023
                                                             ==========

- ---------------------

(1)  I/O means an interest-only security; P/O means a principal-only security.

(2) Based on the weighted average coupons of the underlying mortgage loans or mortgage certificates when the mortgage securities were issued and the current principal balances of such mortgage collateral. This information is presented as of December 31, 1993 or as of the date purchased if purchased in 1994.

(3) Equal to the amortized cost of the mortgage derivative securities as of March 31, 1994. The Company owned 100% of each such security, except for the FNMA Trusts.

Mortgage Warehouse Participations
(Dollars in thousands)

Description               Weighted Average Coupon (1) Net Investment (2)
- -----------               --------------------------  ------------------

Various Participations         5.64%                       $ 9,081

- ----------------------

(1) Based upon the weighted average rate on each participation as of March 31, 1994.

(2) Equal to equity invested in mortgage warehouse participations as of March 31, 1994.

                          YIELD ON MORTGAGE INVESTMENTS

  This presentation contains an analysis of the yield sensitivity to different short-term interest rates and prepayment rates of the Company's Mortgage Investments (as described in the previous section) as of April 1, 1994. The Company utilizes this analysis in making decisions as to the cash flow characteristics of investments that the Company desires to create or acquire for its investment portfolio. The Company's investment strategy is to create a diversified portfolio of mortgage securities that in the aggregate generates stable income in a variety of interest rate and prepayment rate environments and preserves the capital base of the Company. Capitalized terms used herein and not defined within this section are defined in the glossary on page 15 of this Exhibit.

  This presentation does not reflect all of the Company's assets and liabilities (or income and expenses of such excluded assets or liabilities) nor any of the general and administrative expenses of the Company. This presentation also does not purport to reflect the liquidation or ongoing value of the Company's business or assets. The yield information presented herein is provided solely for analytical purposes. This presentation does not seek to predict, nor should it be interpreted as a prediction of, the actual present or future yield on such investments.

  The table below sets forth the estimated cash yields calculated on a semi-annual equivalent basis as of March 31, 1994 of the projected net cash flows on the Company's existing investment portfolio as set forth in "Mortgage Investments" above, based upon the current balances of the assets as of April 1, 1994, and upon assumptions set forth below on pages 10 through 14 for each of the respective cases. The most important of these assumptions are the prepayment rates applicable to each mortgage investment and the level of short-term interest rates.

                MORTGAGE INVESTMENTS YIELD SENSITIVITY ANALYSIS
                -----------------------------------------------
                              YIELD ON INVESTMENT (%)

         Short-Term Interest Rate Assumption Case
         ----------------------------------------
Prepayment
 Assumption
  Case   Case I  Case II Case III  Case IV  Case V  Case VI  Case VII
  ----   ------  ------- --------  -------  ------- -------  --------


Case A    23.5%  22.6%   21.1%     18.7%    15.6%    11.9%     8.4%
Case B    25.4   24.5    23.1      20.7     17.8     14.3     10.9
Case C    27.0   26.2*   24.7      22.5     19.6     16.3     13.1
Case D    28.5   27.6    26.2      24.0     21.3     18.2     15.1
Case E    29.8   28.9    27.6      25.6     22.9     19.9     16.8
Case F    31.0   30.1    28.8      26.7     24.3     21.4     18.3
Case G    32.0   31.1    29.9      27.9     25.7     22.8     19.6

  The case most representative of short-term interest rates and prepayment rates as of April 1, 1994, is case C-II, represented by the "*." This "base case" is not in the center of the table due to the relatively low levels of short term interest rates and relatively high projected prepayment speeds as of March 31, 1994.

  The yields for each case expressed above are level yields relative to the Company's aggregate net investment of $246.6 million in the various listed mortgage investments as shown beginning on page 2. In addition to the foregoing, the projected yields assume that the Company is able to reinvest principal received on its investments at the same yield as the yield in each case; consequently, these yields do not purport to reflect the return when such reinvestment is not available.

  Such yields do not give effect to the operating expenses of the Company. These yields are also exclusive of the yields on mortgage assets of the Company not listed in "Mortgage Investments" above. In particular, the listed mortgage investments do not include (i) mortgage loans in warehouse, and (ii) certain first-loss class securities, and (iii) certain other adjustable-rate and fixed-rate mortgage securities. These other securities are excluded in an amount equal to the discount which compensates the Company for certain risks on mortgage securities collateralized by mortgage loans for which mortgage pool insurance is used as the primary source of credit enhancement. There is no assurance that any particular yield actually will be obtained. Prepayment speeds may exceed those shown in the tables on pages 11 and 12 and/or short-term interest rates may exceed those shown in the table on page 13. If this happens, the portfolio yields may differ significantly from those shown below. Also, the table shows changes in short-term interest rates and prepayment rates occurring on a gradual basis over one year. If these factors change more rapidly, the portfolio yields may be significantly affected.

  The Company also calculates the MacCauley duration of the aggregate cash flows on its mortgage investments. The duration is 2.5 years in Case C-II, the base case, and ranges from a high of 5.2 years in Case G-VII to a low of
2.2 years in Case A-I.

  The assumptions that are set forth below detail certain information with respect to the mortgage investments as of March 31, 1994, or other dates as specified.

Factors Affecting Return

  The return on the Company's portfolio of investments will be affected by a number of factors. These include the rate of prepayments of the mortgage loans directly or indirectly securing the mortgage investments and the characteristics of the net cash flows available. Prepayments on mortgage loans commonly are measured by a prepayment standard or model. Two models are used herein. One such model which is used primarily for fixed-rate mortgage loans (the "PSA" prepayment assumption model) is based on an assumed rate of prepayment each month of the unpaid principal amount of a pool of new mortgage loans expressed on an annual basis. A prepayment assumption of 100 percent of the PSA assumes that each mortgage loan (regardless of interest rate, principal amount, original term to maturity or geographic location) prepays at an annual compounded rate of 0.2% of its outstanding principal balance in the first month after origination. The prepayment rate increases by an additional 0.2% per annum in each month thereafter until the thirtieth month after origination. In the thirtieth month and each month thereafter each mortgage loan prepays at a constant prepayment rate of 6% per annum.

  The other model used herein is the Constant Prepayment Rate ("CPR"), which is used primarily to model prepayments on adjustable-rate mortgage loans. CPR represents an assumed rate of prepayment each month relative to the then outstanding principal balance of a pool of mortgage loans. A prepayment assumption of 18% CPR assumes a rate of prepayment of the then outstanding principal balance of such mortgage loans in each month equal to 18% per annum.

  The Prepayment Assumption Model and CPR do not purport to be either an historical description of the prepayment experience of any pool of mortgage loans or a prediction of the anticipated rate of prepayment of any pool of mortgage loans, including mortgage loans underlying the mortgage investments. The actual prepayment rate of the mortgage loans will likely differ from the assumed prepayment rates.

  The rate of principal payments on a single-family pool of mortgage loans is influenced by a variety of economic, geographic, social and other factors. In general, however, mortgage loans are likely to be subject to relatively higher prepayment rates if prevailing long-term interest rates fall significantly below the interest rates on the mortgage loans. Conversely, the rate of prepayments would be expected to decrease if long-term interest rates rise above the interest rate on the mortgage loans. Other factors affecting prepayment of mortgage loans include changes in mortgagors' housing needs, job transfers, unemployment, mortgagors' net equity in the mortgaged properties, assumability of mortgage loans and servicing decisions.

  The terms of the multi-family mortgage loans that collateralize the multi-family investments prohibit the prepayment of principal during the lock-out period, a period generally equal to fifteen years after origination of the loan. Subsequent to the lock-out period, prepayments will be subject to a prepayment premium based on 1% of the remaining principal balance of the multi-family mortgage loan.

  The net cash flows on the Company's CMOs will be derived principally from the difference between (i) the cash flow from the collateral pledged to secure the CMO together with reinvestment income, and (ii) the amount required for payment on the CMOs together with related administrative expenses. Certain of the Company's other mortgage securities have similar net cash flow characteristics (collectively, net cash flow investments). Distributions of net cash flows on such net cash flow investments represent both income relative to the investment and a return of the principal invested.

Assumptions Employed in Projecting the Net Cash Flows

  In calculating the "Mortgage Investments Yield Sensitivity Analysis" above, the projected net cash flows on the Company's mortgage investments were calculated on the basis of the following:

(1) Prepayments on the mortgage loans underlying the mortgage investments (other than adjustable-rate mortgage securities) were projected to be received in proportion to the PSA model described in this report. Prepayments on the adjustable-rate mortgage securities were projected to be received in proportion to the CPR model described in this report.

  The tables below show the prepayment rate projections, expressed as a percentage of the PSA or CPR, on the mortgage loans underlying the mortgage investments in which the Company has an interest under the assumed Case A, Case B, Case C, Case D, Case E, Case F and Case G scenarios. Neither the prepayment projections used in this report nor any other prepayment model or projection purports to be a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any pool of mortgage loans. It is unlikely that actual prepayments on the mortgage collateral will conform to any of the projected prepayment rates shown in the table below. Prepayment rate projections for certain of the Company's smaller investments are not listed in the tables below.

  The prepayment rate for each type of mortgage loan is projected to begin at the prepayment rate used in Case C in the table below. For cases other than Case C, the applicable rate increases or decreases ratably over a one-year period to the prepayment rate set forth for the applicable case. The prepayment rates set forth in Case C are the average of the published estimates of projected prepayment rates of a number of major Wall Street firms, excluding the highest and lowest estimates, as published on Bloomberg on April 1, 1994. Cases A through B and Cases D through G represent the average of the prepayment estimates from two investment banking firms multiplied by the ratio of Case C and the average of the comparable prepayment estimates of the two investment banking firms.

                    PREPAYMENT ASSUMPTION TABLE
             FIXED-RATE MORTGAGE LOANS OR CERTIFICATES

                  Pass
                  Through               Percentage of PSA
                                        -----------------
Mortgage
 Certificates     Rate (%) Case A  Case B Case C* Case D Case E Case F Case G
                  -------  -----  ------- ------ ------- ------ ------ ------

    GNMA Certif.  9.50      590     380    330    230    200    175    160
                 10.00      525     400    330    230    200    175    160
                 10.50      490     335    330    265    210    185    165
                 11.50      395     325    305    270    235    200    190

    FNMA Certif.  9.00      685     430    310    225    200    185    175
                  9.50      590     450    365    250    220    195    175
                 10.00      590     450    370    295    240    215    190

    FHLMC Certif. 8.50      670     465    270    220    200    190    180
                 10.00      580     445    390    305    255    230    215
                 10.25      565     435    390    320    260    235    220
                 10.50      555     430    390    335    265    240    225



Fixed-rate Mortgage Loans:
    MCA 1, Series 1         340     335    330    325    320    315    310
    RAC Four, Series 77     565     435    390    320    260    235    220
    RMSC, Series 1989-4A
    and 1989-4B             565     430    390    330    255    230    210
    RMSC, Series 91-2**     435     370    300    235    170    100     70
    RMSC, Series 92-12      730     430    240    205    190    180    175

* Case C is the case most representative of projected prepayment speeds as of April 1, 1994. This is representative of the yield on a FNMA 30-year pass-through security of 7.95%. (Case A represents a FNMA pass-through yield of 5.95%, Case B 6.95%, Case D 8.95%, Case E 9.95%, Case F 10.95% and Case G 11.95%).

** The mortgage loans underlying the security become adjustable-rate in 1996-1998.

                CONSTANT PREPAYMENT RATES (CPR) TABLE (%)
              ADJUSTABLE-RATE MORTGAGE LOANS OR CERTIFICATES

                    Case A  Case B Case C* Case D Case E  Case F  Case G
                   ------  ------ ------- ------ ------  ------  -------

FNMA Pools, Various     36     32     28      26     22      18       14
FHLMC Pools, Various    26     22     18      14     10       6        2
LIBOR ARM Trust 1991-19 26     22     18      14     10       6        2
LIBOR ARM Trust 1992-1  26     22     18      14     10       6        2
LIBOR ARM Trust 1992-4  26     22     18      14     10       6        2
LIBOR ARM Trust 1992-6  26     22     18      14     10       6        2
LIBOR ARM Trust 1992-8  26     22     18      14     10       6        2
LIBOR ARM Trust 1992-10 26     22     18      14     10       6        2
RMSC, AHF 1989-1        40     36     32      28     26      22       18
RMSC, Series 1991-5     26     22     18      14     10       6        2
RMSC, Series 1991-7     28     24     20      16     12       8        4
RMSC, Series 1991-11    26     22     18      14     10       6        2
RMSC, Series 1991-12    28     24     20      16     12       8        4
RMSC, Series 1991-15    28     24     20      16     12       8        4
RMSC, Series 1991-16    26     22     18      14     10       6        2
RMSC, Series 1991-17    26     22     18      14     10       6        2
RMSC, Series 1992-5     26     22     18      14     10       6        2
RTC M-1                 15     13     10       7      5       5        5
RTC M-6                 17     15     10       7      5       5        5
SMSC, Series 1992-4     26     22     18      14     10       6        2
SMSC, Series 1992-6     26     22     18      14     10       6        2
SMSC, Series 1993-1     26     22     18      14     10       6        2
SMSC, Series 1993-3**   26     22     18      14     10       6        2
SMSC, Series 1993-5**   26     22     18      14     10       6        2
SMSC, Series 1993-6     26     22     18      14     10       6        2
SMSC, Series 1993-7     26     22     18      14     10       6        2
SMSC, Series 1993-9**   26     22     18      14     10       6        2
SMSC, Series 1993-11    26     22     18      14     10       6        2
SMSC, Series 1994-1     26     22     18      14     10       6        2
SMSC, Series 1994-3     28     24     20      16     12       8        4

- ----------------------

* Case C is the case most representative of projected prepayment speeds as of April 1, 1994.
**	The mortgage loans underlying these securities become adjustable-rate in
1995-1996.

(2) Principal and interest payments on the mortgage collateral was assumed to be received monthly with interest payments received in arrears.

(3) The LIBOR, commercial paper, COFI, 1 Yr-CMT, and reinvestment income rates are assumed to be as set forth in the table set forth below. The applicable rate is assumed to begin at the rate set forth in Case II in the table below. For cases other than Case II, the applicable rate increases or decreases ratably over a one-year period to the rate set forth for the applicable case. The rates set forth in Case II are representative of the rates as of April 1, 1994. Case I and Cases III through VII indicate rates decreasing or increasing, respectively, from the rates of Case II in equal steps each month over one year, to the rate indicated and continuing thereafter at that rate. According to the scheduled resets and subject to the periodic and lifetime caps, if applicable, the interest rates on the Company's adjustable-rate mortgage securities, in each case, reset at the defined margin relative to their respective indices.

                       SHORT TERM INTEREST RATE ASSUMPTIONS

             Case I  Case II* Case III  Case IV Case V Case VI Case VII
             ------ -------- ---------  ------- ------ ------- --------

LIBOR
  One-month   2.750%  3.750%   4.750%    5.750%   6.750% 7.750%   8.750%
  Three-month 3.000   4.000    5.000     6.000    7.000  8.000    9.000
  Six-month   3.375   4.375    5.375     6.375    7.375  8.375    9.375
COFI          2.987   3.687    4.387     5.087    5.787  6.487    7.187
1 Yr-CMT      3.500   4.500    5.500     6.500    7.500  8.500    9.500
Reinvestment
  Rates       2.375   3.375    4.375     5.375    6.375  7.375    8.375


- ---------------------

* Case II is the case most representative of short-term interest rates as of April 1, 1994.

(4) Principal and interest payments on each mortgage investment were assumed to be made in accordance with the terms for each such mortgage investment.

(5) It was assumed that no optional redemptions are exercised on any of the mortgage investments.

(6) Administrative fees for each series of mortgage securities have been calculated using the assumptions set forth in the prospectus relating to each such series. The administrative fee generally is based upon a fixed percentage of the principal amount of such mortgage securities outstanding.

(7) For the purposes of calculating the net cash flows on the adjustable-rate mortgage securities that are subject to repurchase borrowings, it was assumed that the repurchase borrowings were equal to 94% of the Company's cost basis in such adjustable-rate mortgage securities, and that such ratio would remain constant. Actual repurchase borrowings were greater on March 31, 1994 than the amount used for modeling. If the ratio that the Company was able to borrow were to decrease to a level below the 94% for adjustable-rate mortgage securities used in modeling due to either increases in short-term interest rates or other market conditions, the yield to the Company would be lower in each case.

(8) For purposes of calculating the net cash flows on the fixed-rate mortgage securities that are subject to repurchase borrowings, it was assumed that the repurchase borrowings were equal to 93.5% of the Company's basis in such fixed-rate mortgage securities, and that such ratio would remain constant. Actual repurchase borrowings were greater on March 31, 1994 than the amount used for modeling. If the ratio that the Company was able to borrow were to decrease to a level below the 93.5% for fixed-rate mortgage securities used in modeling due to either increases in short-term interest rates or other market conditions, the yield to the Company would be lower in each case.

(9) In modeling the mortgage warehouse participations, it was assumed that each participation had a remaining average life of one year and the spread between the weighted average coupon, associated costs and the commercial paper rate remained constant.

(10) No losses are projected on any mortgage loans owned by the Company or underlying any adjustable-rate mortgage security or other mortgage security that would not be covered by external sources of insurance or the Company's allowance for losses. Any losses not covered by such insurance or allowance would lower the yield in each case to the Company.

(11) While the cost of the LIBOR cap agreements has been added to the Company's investment in its portfolio, the projections do not include any benefit from them, as such caps are generally above the range of the short-term interest rate assumptions set forth on page 13.

(12) In modeling certain of the Company's smaller mortgage investments, the cash flows of the investments were modeled by substituting for the actual assets and liabilities a small number of representative assets or liabilities, the characteristics of which summarize the actual mortgage loans or mortgage securities and the related liabilities that comprise the investment.

                                 GLOSSARY


AHF - American Home Funding.
Adjustable-rate mortgage loan (ARM) - A mortgage loan that features adjustments of the loan interest rate at predetermined times based on an agreed margin to an established index. An ARM is usually subject to periodic and lifetime interest-rate and/or payment-rate caps.
Adjustable-rate mortgage securities - Mortgage certificates that represent the pass-through of principal and interest on adjustable-rate mortgage loans. Bloomberg - Bloomberg Business Services, Inc. information systems.
Chemical - Chemical Acceptance Corporation.
Citibank - Citibank, N.A., REMIC mortgage pass-through certificates.
COFI - Eleventh District Cost of Funds Index.
Collateralized Mortgage Obligations (CMOs) - Debt obligations (bonds) that are collateralized by mortgage loans or mortgage certificates. CMOs are structured so that principal and interest payments received on the collateral are sufficient to make principal and interest payments on the bonds. The bonds may be issued in one or more classes with specified interest rates and maturities which are designed for the investment objectives of different bond purchasers.
Company - Resource Mortgage Capital, Inc.
FHLMC - Federal Home Loan Mortgage Corporation.
Fixed-rate mortgage loan - A mortgage loan which features a fixed interest rate that does not change during the life of the loan, or does not change for at least one year from the date of the analysis.
FNMA - Federal National Mortgage Association.
FNMA Yield - FNMA 30-year mortgage certificate yield.
GAAP - Generally accepted accounting principles.
GMS - General Mortgage Securities, Inc. Two
GNMA - Government National Mortgage Association.
LIBOR - The London Inter-Bank Offered Rate for overseas deposits of U.S. dollars. The LIBOR index generally follows the patterns of the short-term interest rate environment in the U.S. market.
Long-term interest rates - The interest rates applicable to debt securities with an average life of 10 years or more.
MCA 1 - Multi-family Capital Access One, Inc., a subsidiary of the Company
ML - Merrill Lynch
Mortgage certificates - Certificates which represent participation in pools of mortgage loans. The principal and interest payments on the mortgage loans are passed through to the certificate holders. GNMA, FNMA, or FHLMC may issue and guarantee the payment of principal and interest on mortgage certificates issued by them. Mortgage certificates may also be privately issued.
Mortgage derivative securities - Mortgage securities that generally have a market price that is substantially below or in excess of the principal balance of the underlying mortgage loans or mortgage certificates (e.g., a principal-only or interest-only security).
Mortgage loans - Mortgage loans secured by first liens on single-family residential properties.
Mortgage residual interests - An investment which entitles the Company to receive any excess cash flow on a pool of mortgage loans or mortgage certificates after payment of principal, interest and fees on the related mortgage securities.
Mortgage warehouse participations - A participation in a line of credit to a mortgage originator that is secured by recently originated mortgage loans that are in the process of being sold to permanent investors.
N/A - Not available.
NMF - National Mortgage Funding, Inc.
1 Yr-CMT - One-year constant maturity treasury index.
Other mortgage securities - Mortgage derivative securities and mortgage residual interests.
Prepayment rates - Represent a measure as to how quickly the number of mortgage loans in a pool are prepaid-in-full.
RAC Four - Ryland Acceptance Corporation Four.
REMIC - A real estate mortgage investment conduit pursuant to the Internal Revenue Code of 1986, as amended.
RMSC - Ryland Mortgage Securities Corporation.
RTC - Resolution Trust Corporation
SMART - Structured Mortgage Asset Residential Trust.
SMSC - Saxon Mortgage Securities Corporation, an affiliate of the Company. Short-term interest rates - Short-term interest rates are the interest rates applicable to debt securities with an average life of six months or less.